Exhibit 10.34
EMPLOYMENT CONTRACT

Between
Otis International Sàrl    hereafter referred to as Otis International
and
Bernardo Calleja Fernandez    hereafter referred to as Employee

GENERAL REMARKS

TITLE:	President, Otis EMEA
GRADE:	Executive Leadership Group (ELG) of Otis Worldwide Corporation
ACTIVITY RATIO:	Full time (100%)
CONTRACT PERIOD:	Open-ended
START DATE:	November 15, 2021
TRANSPORT MODE:	Company vehicle
GROSS ANNUAL BASE SALARY:	540’000 CHF (paid in 13 installments)
BONUS (STI) AT TARGET:	80% of base salary in effect at year end
TRANSITION ALLOWANCE:	360'000 CHF (paid in installments over 3 years)
SCHOOLING ALLOWANCE:	108'000 CHF (paid in installments over 2 years)
TAX PREPARATION ALLOWANCE:	16’200 CHF per year
MEDICAL COVERAGE	1 year of medical
NON-COMPETE CLAUSE PERIOD:	2 years
GEOGRAPHIC REACH OF THE NON-COMPETE CLAUSE:	Worldwide
1.1 FUNCTION
Employee is hired for the aforementioned function. Employee will report to Judy Marks, CEO of Otis Worldwide Corporation (the “Parent”), or any of her successors. Both parties acknowledge that due to Employee’s activities, it is impossible to give an exhaustive enumeration of all the tasks which are Employee’s responsibility. Consequently, all tasks which are directly or indirectly necessary, or useful for the execution of his function, are part of the activities of Employee. Otis acknowledges that Employee currently serves (and may serve in the future) as a director of other Otis Group entities (i.e., any direct or indirect subsidiary or affiliate of the Parent); unless specifically agreed to the contrary, no additional compensation shall be owed to Employee in this respect.
1.2 CONTRACT PERIOD, TRIAL PERIOD, AND NOTICE PERIOD
The present contract comes into force on the start date indicated above. It is concluded for an open-ended period. Either party may terminate the employment contract per the end of a month, subject to a notice period of 3 months. There is no trial period. If the employment contract is terminated, Employee may be entitled to severance subject to the terms and conditions of the Parent’s ELG Severance Plan. Any termination indemnity or severance payment paid by any Otis Group entities to Employee shall reduce his ELG severance amount.
1.3 WORKPLACE
In principle, the workplace is set at Otis EMEA’s headquarters (currently in Geneva). However, the employee will be frequently asked to travel as part of his work and will be reimbursed for travel expenses in accordance with

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applicable Otis Group policy. Furthermore, in light of the functions of the employee, Otis International reserves the right to temporarily or permanently change his workplace. Any permanent change will only occur if the location of Otis EMEA’s headquarters change. If Employee is required to change his workplace, he will be entitled to relocation benefits in accordance with applicable Otis Group Policy for senior executives.
1.4 SALARY
1.4.1Annual base salary (540'000 CHF)
The gross annual base salary is specified above. This gross annual base salary will be effective on the Start Date. Annual base salary shall be paid in thirteen equal installments and shall be paid monthly. The thirteenth installment shall be paid in December. The gross annual base salary shall be reviewed annually and shall not be decreased, except as part of program that impacts all Otis ELG members in similar fashion (e.g., 10% across-the-board for similarly situated executives). The salary payable to Executive shall be reduced by any salary payable to Employee by any other member of the Otis Group for the same period of service and for purposes of calculating any reduction amounts payable in € or other currency shall be converted into CHF based on the most recent conversion rate published by OANDA.
1.4.2Short-term incentive plan participation
Employee is eligible to participate in the Parent’s Executive Short-Term Incentive Plan (the “STI”), governed by Delaware law, and as amended unilaterally by the Parent from time to time. Employee’s target annual STI opportunity is 80% of his gross annual base salary in effect hereunder at the end of each applicable year and shall be calculated by reference to the gross annual base salary payable hereunder without regard to any salary reduction that may be made as a result of the last sentence of Clause 1.4.1. The actual amount of the potential STI payment is based on the rules of the STI.
1.4.3Long-term incentive plan participation
Employee will be eligible to receive grants of equity awards, as determined annually in the sole discretion of Parent’s Compensation Committee under the Parent’s 2020 Long-Term Incentive Plan (the “LTI”) or any successor plan thereto. The LTI is a global plan governed by Delaware law and obligations and rights described in the LTI and Employee’s award agreements are not part of this contract. Otis International is in no way liable for any obligations set under the LTI (except for certain withholding obligations).
1.4.4Nature of incentives
STI and LTI payments, if any, are optional services whose very principle, amount, and nature are fully discretionary. The nature of these special payments remains unchanged, even if they have been made several times. Employee does not acquire any right to be paid such incentives.
1.4.5Transition allowance
Employee is eligible for a transition allowance in the maximum amount of 360'000 CHF (total amount for 36 months) to reflect the higher cost of living associated with living in Switzerland over his prior work location. Subject to Employee’s continued employment with Otis International, the transition allowance will be paid in 36l monthly installments. The first twelve installment payments will each be 12’500 CHF, the next twelve installment payments will each be 10’000 CHF and the final twelve installment payments will each be 7’500 CHF. Each installment will be made in arrears (e.g., the payment for November 2021 will be made in December, 2021). The amount of the transition allowance is a net amount, i.e., Otis International will bear any social security (employer and employee share) as well as any taxes owed on this amount.
In addition, Employee shall be eligible to receive standard executive relocation benefits to facilitate his move to Switzerland, including, but not limited to, household goods shipment, a home finding trip and a relocation lump sum of 63’000 CHF. Otis International will bear any social security (employer and employee share) as well as any taxes owed on the standard executive relocation benefits.
1.4.6School fees for child
Subject to Employee’s continued employment with Otis International, he will be reimbursed for school and boarding fees for his son for up to two school years. The total cost of such reimbursement shall not exceed a total amount of 110’000 CHF over this two-year period. The reimbursement will be processed upon presentation of receipts. The amount paid for school and boarding fees is a net amount, i.e., Otis International will bear any social security (employer and employee share) as well as any taxes owed on this amount.

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1.4.7Car
Employee will be entitled to the use of a car on the same terms and conditions as is provided to the most senior executives employed by Otis International.
1.4.8Tax Preparation Services
Otis International will reimburse Employee for tax preparation services in an amount not to exceed 16’200 CHF per year while he remains employed in Switzerland by Otis International. The reimbursement will be processed upon presentation of receipts. The amount paid for the tax preparation services is a net amount, i.e., Otis International will bear any social security (employer and employee share) as well as any taxes owed on this amount.
1.4.9Medical Coverage
Otis International will provide Employee and his eligible family members with Cigna Global medical and dental coverage for a period of one year at no cost to Employee. Such coverage will commence on a date of the Employee’s choosing in 2021. As noted below in Section 2.3, it is Employee’s responsibility to secure LAMal.
1.4.10Salary deductions
Employee's share of mandatory social contributions (AVS/Al/APG/AC), as well as the contributions payable by the Employee to Otis International's pension institution, in accordance with the regulations of the latter ("LPP"), and the Employee's share of premiums for group income protection insurance against loss of earnings in the event of illness shall be deducted from the Employee's gross salary, and as necessary, from other salary payments. Furthermore, if the Employee is subject to income tax withholding, Otis International will also withhold the corresponding amount.
Likewise, contributions that the Employee may owe (e.g., vehicle agreement, expense payments, etc.) may also be directly deducted from the salary, by an offsetting amount.
1.5 WEEKLY WORKING HOURS
As a senior executive, Employee does not have set hours and must work the number of hours required to accomplish his tasks. As the concept of overtime is irrelevant to the supervisory function, and in consideration of the workload related to this function, Employee may not claim any compensation in terms of time or remuneration specifically for overtime. In the event that there may be chronic work overload, it is incumbent upon Employee to inform the Parent’s CEO and to specify the reasons for this overload.
1.6 VACATION AND PUBLIC HOLIDAYS
The reference period for calculating vacation entitlement is the calendar year. In the event that the hiring or the end of the employment relationship happens during the course of the year, vacation is calculated in proportion to time. As a senior executive, it is incumbent upon Employee to plan and organize his vacation in consideration of the needs of the Otis International and organize the required temporary replacements. Considering his independence and his position in the hierarchy, Employee may not express demands for potential vacation that is not taken, if this vacation exceeds eight weeks on the date that the employment relationship terminates.
Furthermore, the duration and terms of vacation are set by the regulations of Otis International. The same applies to vacation, public holidays, and other paid absences.

2. SOCIAL INSURANCE
2.1 ACCIDENT INSURANCE
Employee is insured against the risks of occupational and non-occupational accidents, and against occupational disease in compliance with the law on insurance and accidents ("Loi sur l'assurance-accidents", "LAA"). However, non-occupational accidents are only covered for employees whose weekly working hours are greater than or equal to eight hours within the meaning of the "LAA". Furthermore, it is stated that the employer has taken out complementary "LAA" insurance.

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In the event of an accident, the right to a salary and other benefits is exclusively determined by the applicable legal provisions (in particular the LAA and its enforcement provisions), the provisions of the complementary LAA insurance contract, and the relevant general and additional terms and conditions. Regarding the scope of the coverage and the benefits provided, solely the aforementioned provisions are deemed authentic. The same applies in the event that the insurance terms are modified, or in the event that the insurance company is changed.
A copy of the complementary "LAA" insurance contract and the general and additional insurance terms and conditions are at the disposal of Employee, upon request.
For all the cases covered by the accident insurance, Otis International is released from all liability, in accordance with Article 324b(1) CO. In other cases, solely Articles 324a(1-3) CO to 324b CO are applicable.
2.2 GROUP INCOME PROTECTION INSURANCE IN THE EVENT OF A NON-OCCUPATIONAL ILLNESS
For its employees, Otis International has taken out group income protection insurance in the event of an illness subject to the insurance contract law ("loi sur le contrat d'assurance" - "LCA"). This insurance covers 80% of the earnings made during a period of 730 days, less a waiting period during which the employer pays the salary.
Regarding the calculation of the insured income, the scope of the coverage, and the benefits provided, solely the insurance contract and the relevant general and special terms and conditions are applicable. The same applies in the event that the insurance terms are modified, or in the event that the insurance company is changed. A copy of the insurance contract and the relevant general and additional insurance terms and conditions shall be submitted to the employee, upon request.
Otis International pays for half of the group income protection insurance premiums, and the employee pays for the other half.
For all the cases that the income protection insurance covers, the employer is released from all other obligations, in accordance with Article 324a(4) CO. In the other cases, Otis International; shall pay Employee his salary in accordance with Articles 324a(1-3) CO and 324b CO.
Otis International may also grant additional benefits, based on the applicable regulations of Otis International, as amended unilaterally from time to time.
2.3 HEALTH INSURANCE
Taking out mandatory health insurance within the meaning of "LAMal" and the payment of the relevant premiums are under the sole responsibility and at the sole expense of Employee.
2.4 PENSION FUND
Employee joins the Pension Fund effective as of the Start Date.

3. DILIGENCE, LOYALTY, AND CONFIDENTIALITY OBLIGATIONS
3.1 EMPLOYEE'S GENERAL DUTIES AND DIRECTIVES
Employee is required to perform his functions in a diligent, conscientious, and faithful manner, conforming to the instructions of Otis International.
To allow the smooth execution of tasks entrusted to the employees of the company, Otis International may draw up instructions on work performance and conduct; it may also give special instructions to Employee. Employee is required to comply with the said lawful directives and instructions.
3.2 OTHER ACTIVITIES
Employee dedicates all of his professional activity to Otis International and other members of the OTIS Group for which he may develop an activity.
During the period of the employment contract, Employee is not authorized to perform another professional or paid activity, unless the Parent’s CEO has provided prior written consent. However, it is acknowledged that Employee currently provides services to Zardoya Otis S.A. and may continue to do so. Employee must not perform any activity free of charge or against payment that could damage the interests of the Otis Group, or directly or indirectly compete with it.

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3.3 OBLIGATION OF NON-DISCLOSURE
Employee must not use nor reveal information meant to remain confidential that he has learned of during the exercise of his activity for Otis International or any other member of the Otis Group, regardless of how he became aware of the information in question.
In particular, this obligation of non-disclosure concerns trade and business secrets, information related to clients, suppliers and other contract partners of any member of the Otis Group, the information related to employees of any member of the Otis Group (salaries, personal records, etc.), accounting and economic information of any member of the Otis Group, as well as information related to the organization of any such member.
The obligation of non-disclosure continues even after the end of the employment relationship. Employee is wholly responsible for any prejudice due to the violation of his obligation of confidentiality.

4. ENTRUSTED DOCUMENTS AND OBJECTS
4.1 DOCUMENTS
Documents in any form (paper, diskettes, CD-ROMs, DVDs, other physical or digital media, etc.) that Otis International or any member of the Otis Group gives to Employee for him to perform his work remains the exclusive property of the latter. The same applies to documents that Employee himself may have drawn up during the performance of his work.
Employee is prohibited from reproducing the aforementioned documents for personal ends or for third parties, in any way whatsoever. Furthermore, Employee is required to return these to the OTIS company upon the request of the latter, or, at the latest, on the last day that he actually works at the company, without keeping copies of them.
The following is a non-exhaustive list of such documents: accounts, notices, work reports, tables, sketches, drawings, manufacturing and assembly instructions, photographs, price lists, computer programs, regulations, etc.
4.2 ENTRUSTED OBJECTS
Employee commits to using instruments and other objects with care and in accordance with their purpose such as, but not restricted to GSM, tools, measurement instruments, computers, etc. that Otis International entrusts to him to perform his work. Unless Otis International provides prior express consent, Employee is required to use the objects solely and strictly for professional ends, exclusive of any personal use.
The instruments and objects that Employee is entrusted with remain the exclusive property of Otis International. As such, Employee is required to return them upon the request of Otis International, or, at the latest, the last day that Employee actually works at the company.

5. RIGHT TO INVENTIONS AND OTHER IMMATERIAL GOODS
5.1 INVENTIONS AND DESIGNS
The inventions of Employee and the designs that he has created, or the elaboration that he has participated in via the execution of his activity for Otis International or any member of the Otis Group, in accordance with his contractual obligations, belong as of right and exclusively to Otis International or such member of the Otis Group, whether they are protected or not, without any right for Employee to demand special remuneration. Employee is required to immediately inform Otis International of the existence of such an invention or design.
Furthermore, Otis International expressly reserves the right to acquire inventions and designs that Employee has created in the execution of his activity for Otis International, but beyond the completion of his contractual obligations.

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In the cases stipulated in the above paragraph, Employee is required to immediately inform Otis International in writing of the existence of the invention or design in writing. Upon receipt of this information, within six months, Otis International must inform Employee in writing of whether it intends to acquire the invention or design. If Otis International exercises its acquisition right, it will make a special equitable payment that is determined in accordance with Article 332 CO.
5.2 SOFTWARE, PLANS, AND DESIGNS
Economic and usage rights for software, plans, and drawings created by Employee in the execution of his activity for Otis International or any member of the Otis Group, and in accordance with his contractual obligations, are automatically transferred to such member, without any right for Employee to demand special remuneration on these grounds. Employee is required to immediately inform Otis International of the existence of any such software, plan, or design.
Furthermore, Otis International expressly reserves the right to require the transfer of economic and user rights for software, plans, and designs created by Employee in the execution of his activity for OTIS International, but that is beyond the performance of his contractual obligations, as well as for the software, plans, and designs created by the employee outside of his activity for Otis International.
In the cases stipulated in the above paragraph, Employee is required to immediately inform Otis International in writing of the creation of the software, plan, or drawing. Upon receipt of this information, within six months, Otis International must inform Employee in writing of whether it intends to acquire economic rights on the software, plan, or drawing. If Otis International exercises its right to obtain the transfer, it will make a special equitable payment that is determined in accordance with the principles of Article 332 CO, which is applied by analogy.
In the event that the software rights are transferred to Otis International, it is expressly authorized to modify and to improve the software. The transfer includes the transfer of the exclusive right to use and sell all of the components created, in their original or derived form, including the rights to transfer them. The same rule applies to plans and drawings.

6. NON-COMPETE CLAUSE AND HIRING BAN
Given that the Otis Group has a worldwide activity field, and important economic, technical and financial interests, and in that in his function Employee will have access to strategic information of a technical, scientific, economic or commercial nature, in the manufacture, installation, service and sales of people-moving products, such as elevators, escalators and moving walkways, Employee commits to not performing similar activities, whether directly or indirectly, on a worldwide basis while employed by Otis International and for 24 months after termination of this contract, either by running his own business, or working or consulting for a competing employer, thereby being able to harm any member of the Otis Group by using, for himself or a competitor, the knowledge of practices specific to any member of the Otis Group that he acquired. So long as this restriction is deemed legally enforceable, and unless Otis International renounces its right to the application of this post-contractual non-compete clause by providing written notice to Employee prior to the end of the employment relationship, Otis International will pay Employee a lump sum payment equal to 50% of the annual base salary Employee would have received over the 24-month restriction period.
Furthermore, for a period of 24 months from the end of the employment relationship, Employee commits to not encourage or attempt to encourage any employees of any member of the Otis Group to terminate their employment relationship in order to directly or indirectly hire them for himself or for a third party. If Otis International renounces its right to the application of the non-compete clause, this shall not release Employee from the obligation under this paragraph.
In the event of an infringement of the post-contractual non-compete clause and hiring ban, a contractual penalty the equivalent of six months of salary in accordance with art. 161 para. 1 Swiss Code of Obligations is agreed upon for each breach. The reference salary is the last gross monthly salary received by Employee for his work for Otis International and includes the variable revenue and potential advantages of special bonuses. The payment of the contractual penalty does not release Employee from the non-compete clause and hiring ban, so that Otis International may require, moreover, the effective termination of the breach and prohibit further infringements of the undertakings in Clause 6. In addition, Employee owes to Otis International full indemnifications for all actual damages for any violation of the undertakings in Clause 6.

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The obligations under this contract are in addition to and not in lieu of any rights the Parent may exercise if Employee violates the covenants in the Parent’s LTIP and in any underlying equity award agreement.
The obligations under this Clause 6 will not apply if this employment contract is voluntarily terminated by Employee due to Otis International’s material breach of this contract so long as Employee notifies Otis International in writing of the specifics of the material breach and provides it with a reasonable opportunity to cure the breach. Further, the obligations under this Clause 6 will also not apply if this employment contract is terminated by written mutual consent of the parties.

7. SAFETY AND PROTECTION OF THE PERSONALITY
7.1 QUALITY (Q) / ENVIRONMENT HEALTH & SAFETY (EH&S) DIRECTIVES
Employee commits to keeping high safety and quality standards. He shall actively participate in identifying any dangerous situation that may compromise the safety and quality conditions and shall immediately inform Otis International of such situations.
He commits to scrupulously comply with all the applicable legal requirements in this area, as well as the directives issued by SUVA. Likewise, at the latest, when he starts work, he commits to read the internal provisions in the management system and to comply with them.
The concept of safety includes the physical and psychological integrity of each employee, of colleagues, of workers of other companies intervening on a site, and users. In particular, each employee commits to automatically inform his employer of any event or situation that may constitute a safety risk.
7.2 PSYCHOLOGICAL AND SEXUAL HARASSMENT
Otis International is committed to protecting the health of its employees. If Employee considers that a colleague or superior has subjected him to psychological pressure or sexual harassment, he is required to immediately inform the human resources or ECO manager, to enable his employer to proceed with the required verifications, and to take protective measures as necessary. Otis International may not be held liable for a case of harassment that it has not been informed of.
As a corollary, Employee commits to behave in a manner that respects the physical and psychological integrity of other employees, and to refrain from behaving or using language that is ill-timed or ambiguous.

8. FINAL PROVISIONS
8.1 COMPANY REGULATIONS, CODE OF ETHICS, AND REGULATIONS
The regulations enacted by Otis International, and particularly the following regulations, are an integral part of the present contract:
–Company regulations for employees;
–Expense payments for administrative staff;
–General terms and conditions for the use of a company vehicle;
–Pension fund regulations;
–Data protection regulations;
–OTIS Absolutes;
–ITC 360;
By signing the present contract, Employee confirms that the aforementioned regulations have been submitted to him, that he has read, understood, and accepted them. In the event of a contradiction between these documents and the present contract, the latter shall prevail.
When he starts working, at the latest, the employee also commits to reading the codes, regulations, norms and directives published on the intranet of Otis International and to comply with them.

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Insofar as the aforementioned regulations and documents constitute or include instructions or directives from the employer, they may be modified by Otis International, which shall inform the employee of their new terms. It is incumbent upon the latter to keep himself informed.
8.2 CONTRACT MODIFICATIONS
Any modification to this contract must be in writing to be valid.
8.3 APPLICABLE LAW AND PLACE OF JURISDICTION
The present contract shall be exclusively governed by the material laws of Switzerland.
Place of jurisdiction shall be, at the choice of the claimant, either the place of domicile of the defendant or the place where the Employee habitually performs his work (art. 34 para. 1 of the Swiss Civil Procedure Code).
This contract may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both parties. Delivery of an executed counterpart of a signature page to this contract in electronic format (e.g., pdf) shall be effective as delivery of a manually executed counterpart of this contract.

Signature of Employee :	/s/ Bernardo Calleja Fernandez

OTIS INTERNATIONAL
/s/ Ann Sandra Roger Leal Negre		/s/ Eva Grépin
Ann Sandra Rogers Leal Negre VP, Human Resources, EMEA		Eva Grépin Human Resources, Director

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